Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER

ENDED SEPTEMBER 30, 2006

•	Revenue of $6.0 million up 15% from the comparable year-ago quarter

•	License revenue of $1.6 million up 19% from the comparable year-ago quarter

•	Hosting revenue of $1.0 million up 22% from the comparable year-ago quarter

•	Services revenue of $1.2 million up 24% from the comparable year-ago quarter

Mountain View, Calif. (November 09, 2006) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first fiscal quarter ended September 30, 2006.

Total revenue for the first quarter of fiscal year 2007 was $6.0 million, an increase of 15% or $780,000 from the comparable year-ago quarter. License revenue was $1.6 million, an increase of 19% or $258,000 from the comparable year-ago quarter. Support and services revenue was $4.4 million, an increase of 14% or $522,000 from the comparable year-ago quarter.

Cost of revenue for the first quarter of fiscal year 2007 was $2.0 million, an increase of 12% or $205,000 from the comparable year-ago quarter. Gross margin for the quarter was 67% compared to 66% in the comparable year-ago quarter. Research and development expense for the quarter was $1.0 million, an increase of 44% or $312,000 from the comparable year-ago quarter. Sales and marketing expense for the quarter was $3.3 million, an increase of 55% or $1.2 million from the comparable year-ago quarter. General and administrative expense for the quarter was $940,000, an increase of 49% or $311,000 from the comparable year-ago quarter.

Net loss for the first quarter of fiscal year 2007 was $1.5 million, or $(0.10) per share, compared to a net loss of $297,000, or $(0.02) per share, for the same quarter a year ago. Net loss for the quarter included stock based compensation of $75,000 and interest and tax expense of $285,000 compared to stock based compensation expense of $76,000 and interest and tax expense of $276,000, for the same quarter a year ago.

Total cash and cash equivalents were $5.2 million at September 30, 2006 compared to $6.9 million at June 30, 2006. Days sales outstanding in receivables for the quarter ended September 30, 2006 were 51 days compared to 69 days for the comparable year-ago quarter. Deferred revenues totaled $3.9 million at September 30, 2006, down from $4.3 million at June 30, 2006.

“We are pleased with our revenue growth in the quarter” said Ashu Roy, eGain CEO. “As planned, we are ramping our investment in the first half of fiscal year 2007 across direct sales, channel development especially with Cisco, and product development.”

Guidance for Fiscal Year 2007

•	Management anticipates revenue to be in the range of $27 million to $30 million or a 20% to 33% increase from fiscal year 2006.

•	Management anticipates GAAP income from operations to be positive for fiscal year 2007.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 27, 2006, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Maeve Naughton 650-230-7449 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2006	June 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,174	$6,916
Restricted cash	12	12
Accounts receivable, net	3,404	2,151
Prepaid and other current assets	628	623

Total current assets	9,218	9,702

Property and equipment, net	1,130	1,169
Goodwill, net	4,880	4,880
Other assets	355	354

Total assets	$15,583	$16,105

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,058	$989
Accrued compensation	1,591	1,254
Accrued liabilities	1,775	1,156
Deferred revenue	3,885	4,259
Current portion of bank borrowings	1,676	1,697

Total current liabilities	9,985	9,355

Related party notes payable	8,936	8,652
Bank borrowings, net of current portion	45	77
Other long term liabilities	208	217

Total liabilities	19,174	18,301

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	315,812	315,736
Notes receivable from stockholders	(75)	(74)
Accumulated other comprehensive loss	(437)	(456)
Accumulated deficit	(318,906)	(317,417)

Total stockholders’ deficit	$(3,591)	$(2,196)

	$15,583	$16,105

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2006	2005
Revenue:
License	$1,635	$1,377
Support and Services	4,368	3,846

Total revenue	6,003	5,223
Cost of license	41	53
Cost of support and services	1,941	1,724

Gross profit	4,021	3,446

Operating costs and expenses:
Research and development	1,025	713
Sales and marketing	3,287	2,127
General and administrative	940	629

Total operating costs and expenses	5,252	3,469

Loss from operations	(1,231)	(23)
Interest expense, net	(270)	(255)
Other income, net	27	6

Loss before income tax	(1,474)	(272)
Income tax	(15)	(25)

Net loss	(1,489)	(297)

Per share information:
Basic and diluted net loss per common share	$(0.10)	$(0.02)

Weighted average shares used in computing basic and diluted net loss per common share	15,314	15,302